UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2017

BofI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4350 La Jolla Village Drive, Suite 140, San Diego, CA	92122
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 350-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(b) - On February 15, 2017, the Boards of Directors (the “Board”) of BofI Holding, Inc., and its subsidiary BofI Federal Bank (together, the “Company”) were informed by Mr. Theodore C. Allrich of his decision to retire from his positions as Chairman and member of the Company’s Board, effectively immediately. Mr. Allrich advised the Board that his decision was made for personal reasons and was not the result of any dispute or disagreement with the Company. Subsequent to his resignation, the Company engaged Mr. Allrich as a consultant through February 28, 2018, subject to the Company's option to extend the term in its sole discretion.

Mr. Allrich has served as Chairman of the Board of Directors since October 2009 and served as Vice Chairman of the Board of Directors from 1999 to 2009. The Company provided Mr. Allrich an opportunity to review this Current Report on Form 8-K. Mr. Allrich is in agreement with the contents of this Current Report on Form 8-K.

Upon Mr. Allrich's resignation, the Board elected Mr. Paul J. Grinberg to the position of Chairman of the Board for the Company. Mr. Grinberg has served on the Board since April 2004 and brings extensive experience to the position of Chairman of the Board.

On February 16, 2017, the Company issued a press release announcing the retirement of Mr. Allrich from the Company's Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 - Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description
99.1	Press Release of BofI Holding, Inc. dated February 16, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: February 16, 2017	By:	/s/ Andrew J. Micheletti
Andrew J. Micheletti
EVP and Chief Financial Officer